UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 23, 2007

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21324 (Commission File Number)	06-1344888 (IRS Employer Identification No.)

100 Wall Street, 26th Floor, New York, New York  10005

(Address of principal executive offices)

Registrant’s telephone number, including area code: 646-525-3000

______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On October 23, 2007, the Board of Directors (the “Board”) of the Company increased the number of directors from nine to ten and appointed Michael J. Passarella as a new director. A copy of the press release announcing Mr. Passarella’s election is attached as Exhibit 99.1.  The Board also appointed Mr. Passarella as a member of the Audit Committee.

Item 8.01. Other Events.

On October 23, 2007, the Board of Directors approved expanded duties and responsibilities for Lon Gorman, the Chairman of the Board, to include, among other things, providing advice on strategic transactions and providing counsel to the Chief Executive Officer on operational and strategic matters and, together with the Chief Executive Officer, representing the Company to external groups. Also on that date, in recognition of Mr. Gorman’s expanded role, the Board approved the grant to Mr. Gorman of options for 350,000 shares of common stock, which are contingent on stockholder approval of the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).  The exercise price of the stock options is $4.30 per share, which is the last reported sale price of the Company’s common stock on October 23, 2007, the date of grant.  94,792 of these options vest immediately and the remainder vest ratably on the fourth day of each month from November 4, 2007 through and including September 4, 2010, provided that Mr. Gorman is still serving as Chairman on the respective vesting dates.  All options vest immediately upon a Change of Control (as defined in the Plan).   As a result of Mr. Gorman’s expanded role and the equity grant in consideration of that expended role, Mr. Gorman is no longer considered an independent director.  Accordingly, Mr. Gorman has resigned from the Audit Committee and the Compensation Committee of the Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

99.1           Press Release of NYFIX, Inc., dated October 29, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.

	By:	/s/ Scott Bloom
Name: Scott Bloom
Title: Secretary

Dated: October 29, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release of NYFIX, Inc., dated October 29, 2007